Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Woodside Energy Group Ltd (f/k/a Woodside Petroleum Ltd) for the registration of debt securities and to the incorporation by reference therein of our report dated March 8, 2022, with respect to the consolidated financial statements of Woodside Energy Group Ltd (f/k/a Woodside Petroleum Ltd) included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Perth, Australia February 29, 2024